SUB-ITEM 77D

                          MFS VARIABLE INSURANCE TRUST

This document is hereby incorporated to this N-SAR filing by reference: Each of the following series (outlined below) within this Trust have made material changes with respect to investment policy as specified in Sub-Item 77D (Incorporated by reference to Registrant's Post-Effective Amendment No. 15 as filed with the SEC via EDGAR on February 23, 2001):


o MFS Investors Trust Series (VGI) - name change from MFS Growth with Income Series; also change in investment objective making the income component secondary.

o MFS Investors Growth Stock Series (VGS) - name change from MFS Growth Series.